EXHIBIT 99.1
COMPENSATION COMMITTEE CHARTER
Purpose
The Compensation Committee is appointed by the Board of Directors (the “Board”) to discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers. The Committee has overall responsibility for approving and evaluating the annual employee incentive compensation plan amount as well as the director and officer compensation plans, policies and programs of the Company.
The Compensation Committee is also responsible for preparing the report required by Item 407(e)(5) of Regulation S-K (the “Compensation Committee Report”), which shall state whether the Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis (“CD&A”) required by Item 402(b) of Regulation S-K and whether, based on such review and discussion, the Compensation Committee has recommended that the CD&A be included in the Company’s Annual Report on Form 10-K or proxy statement.
Committee Membership
The Compensation Committee shall consist of no fewer than three members. The members of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange. In addition, at least two members of the Compensation Committee shall be “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time (“Rule 16b-3”), and “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time (“Section 162(m)”).
The members of the Compensation Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Compensation Committee members may be replaced by the Board.
Committee Authority and Responsibilities
The Compensation Committee is delegated all authority of the Board as may be required or advisable to fulfill the purposes of the Committee. Without limiting the generality of the preceding statements, the Compensation Committee shall have authority, and is entrusted with the responsibility, to take the following actions:
1.	The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or senior executive compensation and shall have sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2.	The Compensation Committee shall exercise oversight of all matters of executive compensation policy.

3.	The Compensation Committee shall annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives, and recommend to the Board the CEO’s compensation levels based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee will consider the Company’s performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

4.	The Compensation Committee shall annually review and make recommendations to the Board with respect to the form and amount of compensation for all directors, officers and other key executives, including incentive-compensation plans, equity-based plans, and the grant or award of “perquisites” within the meaning of Item 402(c)(2) of Regulation S-K.

5.	The Compensation Committee shall annually review and approve, for the CEO, the senior executives of the Company, and any other person whose total compensation is reasonably likely to equal or exceed the total compensation of any member of senior management (a) the annual base salary level, (b) the annual incentive opportunity level, (c) the long-term incentive opportunity level, (d) employment agreements, severance arrangements, and change in control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits.

6.	The Compensation Committee shall review and discuss with the Company’s management the CD&A to be included in the Company’s Annual Report on Form 10-K or proxy statement and, based on that review, determine whether to recommend to the Board that the CD&A be included in the Annual Report on Form 10-K or proxy statement, in accordance with applicable rules and regulations.

7.	Each year, the Compensation Committee shall prepare a Compensation Committee Report and publish the report in the Company’s proxy statement, in accordance with applicable rules and regulations.

8.	The Compensation Committee may form and delegate authority to subcommittees when appropriate.

9.	The Compensation Committee shall make regular reports to the Board.

10.	The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

11.	The Compensation Committee shall annually review its own performance and submit itself to a review and evaluation by the Board.

12.	Each year, the Compensation Committee shall review and make recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to Board approval.

13.	The Compensation Committee shall ensure that stockholders are given the opportunity to vote on equity-compensation plans, as may be required by law, the Company’s certificate of incorporation or bylaws (as amended from time to time), the Company’s Corporate Governance Guidelines and stock exchange requirements.

14.	The Compensation Committee shall review and approve, or review and recommend to the Board for its approval of, any transaction in equity securities of the Company, or derivatives of those equity securities, between the Company and any officer or director of the Company who is subject to the reporting and short-swing liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended.

15.	The Compensation Committee shall monitor the Company’s compliance with the requirements of the Sarbanes-Oxley Act of 2002 relating to loans to directors and officers and with all other applicable laws affecting employee compensation and benefits.

16.	The Compensation Committee shall receive and review periodic reports on the Company’s compensation plans, policies and programs as they affect all employees.
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This Charter will be posted on the Company’s website as required by applicable rules and regulations. In addition, the Company will disclose in its proxy statement for its annual meeting of stockholders that a copy of this Charter is available on the Company’s website.
Amended and Restated on May 28, 2009.

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